Exhibit 99.1

For Immediate Release
October 24, 2008
Contact: Mark Garwood
President / CEO
Tamalpais Bancorp
415-526-6400

Tamalpais Bancorp Announces Increased Quarterly Cash Dividend

San Rafael, CA, October 24, 2008 — Tamalpais Bancorp (the “Company”) (NASDAQ:TAMB), the parent company for Tamalpais Bank and Tamalpais Wealth Advisors, today reported that the Company’s Board of Directors has declared a cash dividend of $0.06 per share. The dividend will be paid on November 28, 2008 to shareholders of record as of November 14, 2008. The $0.06 dividend is 9.1% higher than the previous quarterly dividends declared in April and July of 2008.

“The increase in the dividend comes on the heels of our continued strong financial performance in the third quarter,” said Mark Garwood, President/CEO. “Paying dividends is an important aspect of delivering on our ongoing strategy to increase shareholder value, and we are pleased to share our increased success with our shareholders.”

About Tamalpais Bancorp

Tamalpais Bancorp, through its wholly owned subsidiaries Tamalpais Bank and Tamalpais Wealth Advisors, offers business and consumer banking through its seven Marin County full service branches and one Northern California loan production office, and wealth advisory services to high net worth families and institutional clients. The Company had $680 million in assets and $254 million in assets under management as of September 30, 2008. Shares of the Company’s common stock are traded on the NASDAQ Capital Market System under the symbol TAMB.

Tamalpais Bancorp
Press Release
October 24, 2008

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Tamalpais Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Tamalpais Wealth Advisors. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged;(5) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; (6) volatility or significant changes in the equity and bond markets which can affect overall growth and profitability of our wealth management business, and (7) other risks detailed in the Tamalpais Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Tamalpais Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Tamalpais Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.